4th Amended and Restated Appendix A

TO THE

SECOND AMENDED AND RESTATED

OPERATING EXPENSES LIMITATION AGREEMENT

Fund (and Class, as applicable)	Annual Operating Expense Limit	Effective Date
All Terrain Opportunity Fund
Institutional Class	1.60%	05/01/2017

Amended and approved by the Board on April 27, 2017

Agreed and accepted this 27th day of April, 2017.

INVESTMENT MANAGERS SERIES TRUST II

By:
Print Name:	Rita Dam
Title:	Treasurer

CASTLE FINANCIAL & RETIREMENT PLANNING ASSOCIATES, INC.

By:
Print Name:
Title:

BAUER CAPITAL MANAGEMENT, LLC

By:
Print Name:
Title: